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                                                                   EXHIBIT 5.1



                        [COOLEY GODWARD LLP LETTERHEAD]


June 29, 2001

ImageWare Systems, Inc.
10883 Thornmint Road
San Diego, CA 92127

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ImageWare Systems, Inc. (the "Company") of a Registration Statement on Form SB-2 (the "Re-Sale Registration Statement") with the Securities and Exchange Commission, covering the registration of 1,483,503 shares of the common stock, $.01 par value, of the Company (the "Shares") on behalf of certain selling stockholders.

In connection with this opinion, we have examined the Re-Sale Registration Statement and related prospectus, the Company's Amended and Restated Articles of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Re-Sale Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:    /s/ Carl R. Sanchez
       ------------------------
       Carl R. Sanchez